                                                                                                                        Exhibit 99.1

                                                                                                                    macy's inc.

                    Contacts:

                                                                                                                    Media - Jim Sluzewski

                                                                                                                                   513/579-7764

                                                                                                                    Investor - Susan Robinson

                                                                                                                       513/579-7780

FOR IMMEDIATE RELEASE

MACY'S, INC. SAME-STORE SALES DOWN 10.7% IN JULY

Company expects Q2 earnings of 15 to 17 cents

per diluted share, excluding restructuring charges

CINCINNATI, Ohio, August 6, 2009 – Macy's, Inc. today reported total sales of $1.377 billion for the four weeks ended Aug. 1, 2009, a decrease of 10.7 percent compared with total sales of $1.543 billion in the four weeks ended Aug. 2, 2008. On a same-store basis, Macy's, Inc. sales also were down 10.7 percent in July.

For the second quarter of 2009, the company's total sales were $5.165 billion, a decrease of 9.7 percent compared to total sales of $5.718 billion in the same 13-week period last year. On a same-store basis, Macy's, Inc.'s second-quarter sales were down 9.5 percent.

For the year to date, Macy's, Inc. sales totaled $10.364 billion, down 9.6 percent from total sales of $11.465 billion in the first 26 weeks of 2008. On a same-store basis, Macy's, Inc.'s year-to-date sales were down 9.3 percent.

Online sales (macys.com and bloomingdales.com combined) were up 7.9 percent in July 2009, 9.4 percent in the second quarter and 12.7 percent for the year to date. Online sales positively affected the company's second quarter and year-to-date 2009 same-store sales by 0.5 percentage points. Online sales are included in the same-store sales calculation for Macy's, Inc.

Macy's, Inc. said it expects second quarter earnings of 15 cents to 17 cents per diluted share, excluding restructuring-related costs associated with division consolidations and localization initiatives announced in February 2009.

Macy's, Inc. is slated to report its second quarter earnings on
Wednesday, Aug. 12, and will webcast a call with financial analysts and investors that day at 10:30 a.m. (ET). Macy's, Inc.'s webcast is accessible to the media and general public via the company's Web site at www.macysinc.com. Analysts and investors may call in on
1-866-288-0541, passcode 3634510. A replay of the conference call can be accessed on the Web site or by calling 1-888-203-1112 (same passcode) about two hours after the conclusion of the call.

Macy's, Inc., with corporate offices in Cincinnati and New York, is one of the nation's premier retailers, with fiscal 2008 sales of $24.9 billion. The company operates more than 840 department stores in 45 states, the District of Columbia, Guam and Puerto Rico under the names of Macy's and Bloomingdale's. The company also operates macys.com and bloomingdales.com. Prior to June 1, 2007, Macy's, Inc. was known as Federated Department Stores, Inc.

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy's management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed transactions, prevailing interest rates, changes in expected synergies, cost savings and non-recurring charges, competitive pressures from specialty stores, general merchandise stores, manufacturers' outlets, off-price and discount stores, new and established forms of home shopping (including the Internet, mail-order catalogs and television) and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission.

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(NOTE: Additional information on Macy's, Inc., including past news releases, is available at www.macysinc.com/pressroom).